Exhibit 99.1

CELSION CORPORATION REPORTS YEAR END 2010 FINANCIAL RESULTS

AND PROVIDES BUSINESS UPDATE

Company to Hold Conference Call Today at 11:00 a.m. ET

Columbia, MD – (MARKET WIRE) – March 25, 2011 – Celsion Corporation (NASDAQ:CLSN), a leading oncology drug development company, today announced financial results for the year ended December 31, 2010 and addressed the progress of its clinical trials of ThermoDox®, Celsion’s proprietary heat-activated liposomal encapsulation of doxorubicin for the treatment of hepatocellular carcinoma (HCC), commonly referred to as primary liver cancer.  ThermoDox® is currently being evaluated under a Special Protocol Assessment with the U.S. Food and Drug Administration (“FDA”) in a 600 patient pivotal Phase III trial (the “HEAT study”) in patients with non-resectable primary liver cancer and in a Phase I/II trial for patients with recurrent chest wall breast cancer.   The HEAT study has been designated as a Priority Trial for liver cancer by the National Institutes of Health, has received Fast Track Designation from the FDA and has received Orphan Drug Designation in both the U.S. and Europe.

“Celsion is nearing enrollment completion for the HEAT study and, within a similar timeframe, the pre-planned interim efficacy analysis of this pivotal study by its independent Data Monitoring Committee.  We expect that these key events will serve to reinforce our confidence in ThermoDox® as a potential first line treatment for HCC as we work toward top-line results from the study in 2012 and the expansion of our Thermodox program into multiple indications, including secondary liver cancers, bone cancer and recurrent chest wall breast cancer, in 2011,” said Michael Tardugno, Celsion’s President and Chief Executive Officer.  “As always, our focus is on reaching our clinical, regulatory and financial objectives while maintaining fiscal discipline, with the goal of building value for our shareholders. The recent financing in January 2011 and the acceleration of $4 million in future milestone payments from our Japanese development partner are further evidence of this commitment and continued support for ThermoDox® and the HEAT study.”

Financial Results

For the year ended December 31, 2010, Celsion reported a net loss of $18.8 million ($1.52 per share) compared to a net loss of $15.2 million ($1.43 per share) for the same period of 2009.  Excluding non-recurring items in 2009 (a non-cash indemnity reserve benefit of $1.1 million and an income tax benefit totaling $806,000), operating costs were $1.7 million higher in 2010 primarily due to increased costs for investigator grants, monitoring costs and milestone payments associated with higher patient enrollment levels for the Company’s HEAT study.  Also contributing to this increase were activities associated with late stage/commercial manufacturing for ThermoDox®.  In 2010, Celsion recorded as other income a $574,000 non-cash benefit related to a mark-to-market change in the common stock warrant liability related to a stock offering completed in September 2009 compared to a $732,000 non-cash benefit in 2009.

For the year ended December 31, 2010, net cash used in operations was $13.4 million.  The Company’s 2010 net loss included $1.7 million in non-cash stock-based compensation expense and approximately $2.5 million in accrued expenses associated with unbilled clinical trial costs and ThermoDox® manufacturing-related activities.  The Company’s 2010 cash flow was also favorably impacted by the receipt of an $806,000 tax refund in the first quarter of 2010.  The Company ended the year with $1.5 million of cash and investments.  Since January 1, 2010, the Company completed the following transactions to address its future capital requirements:

☐
Committed Equity Financing Facility - The Company entered into a Committed Equity Financing Facility (“CEFF”) with Small Cap Biotech Value, Ltd “(SCBV”) on June 17, 2010.  The CEFF provides that SCBV is committed to purchase up to $15 million worth of our shares of common stock over the 24-month term of the CEFF under certain specified conditions and limitations.  As of March 16, 2011, the Company has completed four draws and sales to SCBV under the CEFF totaling 1,339,774 shares of common stock for gross proceeds of $3.2 million. Broker fees and other expenses associated with these draws totaled approximately $104,000. The proceeds were used to fund expenses associated with acceleration of commercial manufacturing, related product development specifications and working capital needs.

☐	Equity Offering - In January 2011, the Company completed a registered offering of $5.1 million of convertible preferred stock and common stock warrants.
☐

Licensing Transaction - On January 11, 2011, the Company amended its Development, Product Supply and Commercialization Agreement for Thermodox® with Yakult Honsha Co. to provide for accelerated payment of up to $4 million in future milestone payments, including $2 million that was paid to the Company on January 12, 2011, in exchange for a reduction in product approval milestones that the Company may receive under the Yakult Agreement.

Recent Business Highlights

•	Patient enrollment for the Phase III HEAT study is approaching 90% completion. Enrollment is ongoing at 66 sites in ten countries, with enrollment completion expected by mid-2011;

•
In February 2011, the independent Data Monitoring Committee (“DMC”) reviewed clinical data on 482 patients enrolled in the Phase III HEAT study and unanimously recommended that the trial continue to enroll patients with the goal of reaching 600 patients required to complete the study;

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In March 2011, Celsion received Orphan Drug Designation in Europe for ThermoDox® to treat primary liver cancer.  ThermoDox® will have 10 year marketing exclusivity following EMA approval.  Scientific Advisory Committee Meeting planned for the second quarter of 2011 to outline registrational pathway;

•
Recent financings and accelerated milestone payments from our Japanese development partner aggregated $7.7 million with the potential for an additional $2 million accelerated milestone payment after resumption of patient enrollment in Japan.  At this time, the Company is unable to determine what, if any, effect the catastrophic events resulting from the March 2011 earthquake and Tsunami in Japan will have on the conduct or timeframe of the Phase III HEAT study or the DMC’s review of clinical data for the Japanese patient cohort. The Company foresees no material impact on the conduct or the outcome of the balance of the HEAT study.

•
In March 2011, published and announced upcoming scientific conference presentations of data highlighting the preclinical efficacy for ThermoDox® with Phillips Healthcare’s High Intensity Focused Ultrasound (“HIFU”) System to address certain difficult-to-treat cancers;

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Celsion and Philips have submitted their preclinical findings with a request to initiate a clinical program in metastatic bone cancer to the FDA; clinical studies in bone cancer planned for 2011 with a portion of clinical trial costs to study ThermoDox and MRI-Guided HIFU covered by a $9 million grant from the Center for Translational Molecular Medicine (“CTMM”); and

•	Work continuing under the recently awarded $200,000 SBIR grant from the National Institutes of Health to expand the Company’s technology platform.

The Company is holding a conference call to provide a business update and discuss fiscal year 2010 results at 11:00 a.m. Eastern Time on March 25, 2011. To participate in the call, interested parties may dial 1-800-289-0479 (Toll-Free/North America) or 1-913-312-0658 (Toll/International) and use Conference ID: 3852577 to register ten minutes before the call is scheduled to begin. The call will also be broadcast live on the Internet at http://www.celsion.com. The call will be archived for replay on Friday, March 25, 2011 at 2:00 p.m. Eastern Time and will remain available until Friday, April 1, 2011. The replay can be accessed at 1-877-870-5176 (Toll-Free/North America) or 1-858-384-5517 (Toll/International) using Replay Pin: 3852577.  An audio replay of the call will also be available on the Company's website for 30 days after 2:00 p.m. Eastern Time on March 25, 2011.

About ThermoDox® and the Phase III HEAT Study

ThermoDox® is a proprietary heat-activated liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers. In the HEAT Study, ThermoDox® is administered intravenously in combination with RFA.  Localized mild hyperthermia (39.5 - 42 degrees Celsius) created by the RFA releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor.

For primary liver cancer, ThermoDox® is being evaluated in a 600 patient global Phase III study at 75 clinical sites under an FDA Special Protocol Assessment. The study is designed to evaluate the efficacy of ThermoDox® in combination with Radio Frequency Ablation (RFA) when compared to patients who receive RFA alone as the control. The primary endpoint for the study is progression-free survival (PFS) with a secondary confirmatory endpoint of overall survival.  A pre-planned, unblinded interim efficacy analysis will be performed by the independent Data Monitoring Committee when enrollment in the HEAT Study is complete and 190 PFS events are realized in the study population.  Additional information on the Company's ThermoDox® clinical studies may be found at http://www.clinicaltrials.gov.

About Celsion

Celsion is a leading oncology company dedicated to the development and commercialization of innovative cancer drugs including tumor-targeting treatments using focused heat energy in combination with its proprietary heat-activated drug delivery systems. Celsion has licensed ThermoDox® to Yakult-Honsha for the Japanese market and has a partnership agreement with Royal Phillips Electronics to jointly develop its heat activated liposomal technology in combination with high intensity focused ultrasound to treat difficult cancers. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.  For more information on Celsion, visit our website: http://www.celsion.com

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Investor Contact
David Pitts
Argot Partners
212-600-1902
david@argotpartners.com

Celsion Corporation
Condensed Statements of Operations

(in thousands except for per share amounts)

	Year Ended December 31,
	2010	2009
Operating expenses:
Research and development	$14,714	$13,681
General and administrative	4,923	3,327
Total operating expenses	19,637	17,008

Loss from operations	(19,637)	(17,008)

Other income:
Gain from valuation of common stock warrants	574	732
Other income, net	245	274
Total other income, net	819	1,006

Loss before income taxes	(18,818)	(16,002)

Income tax benefit	-	806

Net Loss	$(18,818)	$(15,196)

Net loss per common share – basic and diluted	$(1.52)	$(1.43)

Weighted average common shares outstanding – basic and diluted	12,375	10,655

Celsion Corporation
Balance Sheets
(in thousands except for per share amounts)
ASSETS	December 31, 2010	December 31, 2009
Current assets
Cash and cash equivalents	$1,139	$6,924
Short term investments	396	5,695
Refundable income taxes	-	806
Prepaid expenses and other current assets	492	695
Total current assets	2,027	14,120

Property and equipment	378	537

Other assets
Deposits and other assets	77	97
Patent license fees, net	43	51
Total other assets	120	148

Total assets	$2,525	$14,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,673	$3,643
Note payable - current portion	123	108
Total current liabilities	6,796	3,751

Common stock warrant liability	248	822
Other liabilities – noncurrent portion	57	197
Total liabilities	7,101	4,770

Stockholders' equity
Common stock, $0.01 par value (75,000 shares authorized; 14,091 and 12,895 shares issued and 13,331 and 12,135 shares outstanding at December 31, 2010 and 2009, respectively)	141	129
Additional paid-in capital	99,317	95,035
Accumulated other comprehensive (loss) income	(18)	68
Accumulated deficit	(100,939)	(82,120)
Subtotal	(1,499)	13,112
Less: Treasury stock - at cost	(3,077)	(3,077)
Total stockholders' (deficit) equity	(4,576)	10,035

Total liabilities and stockholders' (deficit) equity	$2,525	$14,805

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